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SERVICING AGREEMENT
Calvert Group Funds
Calvert Shareholder Services, Inc.

SCHEDULE A

For its services under this Servicing Agreement, Calvert Shareholder Services, Inc. is entitled to receive the following fees from the Calvert Group Funds (except the Calvert Portfolios of Calvert Variable Series, Inc.; see below):

Fund and Portfolio	Annual Account Fee*	Transaction Fee
First Variable Rate Fund for government income
Calvert First Government Money Market Fund	$11.59	$.84

Calvert Tax-Free Reserves
Money Market Portfolio	13.35	.97
Limited-Term Portfolio	3.67	.42
Long-Term Portfolio	2.67	.31
Vermont Municipal Portfolio	3.40	.39

Calvert Municipal Fund, Inc.
Calvert California Limited-Term Municipal Fund	3.48	.40
Calvert National Municipal Intermediate Fund	3.31	.38

Calvert Cash Reserves
Institutional Prime Fund	11.83	.86

The Calvert Fund
Calvert Income Fund	4.22	.48
Calvert New Vision Small Cap Fund	5.90	.67
Calvert Short Duration Income Fund	3.75	.40
Calvert Long-Term Income Fund	3.75	.40

Fund and Portfolio	Annual Account Fee*	Transaction Fee
Calvert Social Investment Fund
Money Market Portfolio	$11.92	$.87
Bond Portfolio	4.85	.55
Balanced Portfolio	4.63	.53
Equity Portfolio	5.24	.60
Enhanced Equity Portfolio	5.24	.65
Calvert Conservative Allocation Fund	4.63	.53
Calvert Moderate Allocation Fund	4.63	.53
Calvert Aggressive Allocation Fund	4.63	.53

Calvert World Values Fund, Inc.
Calvert World Values International Equity Fund	5.36	.61
Calvert Capital Accumulation Fund	6.26	.72

Calvert Social Index Series, Inc.
Calvert Social Index Fund	6.00	.65

Calvert Impact Fund, Inc.
Calvert Large Cap Growth Fund	6.00	.65
Calvert Small Cap Value Fund	6.00	.65
Calvert Mid Cap Value Fund	6.00	.65

CALVERT VARIABLE SERIES, INC. (Calvert Portfolios) fee is as follows:

.03% (three basis points) on the first $500 million of average net assets and .02% (two basis points) over $500 million of average net assets, minus the fees paid by Calvert Variable Series, Inc. to State Street Bank and Trust pursuant to the State Street Agreement (except for out of pocket expenses).

Schedule restated: September 28, 2005